CSK Auto Corporation Announces Delay in Filing 2006 Results Pending Completion of Fiscal Year 2005 Restatement; Provides Additional Updates

PHOENIX, AZ, April 6, 2007 – CSK Auto Corporation (NYSE:CAO), the parent company of CSK Auto, Inc. (the “Company”), announced today that it was unable to timely file its Annual Report on Form 10-K for the fiscal year ended February 4, 2007 (the “2006 10-K”) with the U.S. Securities and Exchange Commission (SEC) by the April 5, 2007 filing deadline because substantial resources have been devoted to the restatements (described below) and completion of its Annual Report on Form 10-K for the fiscal year ended January 29, 2006 (the “2005 10-K”).

As previously announced, the Audit Committee of the Board of Directors of the Company concluded that the Company’s previously issued financial statements for each of its fiscal years 2003 and 2004 (ended February 1, 2004 and January 30, 2005, respectively), selected consolidated financial data for each of the four fiscal years ended January 30, 2005, and interim financial information for each of its quarters in fiscal 2004 and for the first three quarters of fiscal 2005, should be restated. The Company is in the process of completing these restatements.

The Company expects to file its 2005 Form 10-Q/As, 2006 Form 10-Qs and 2006 10-K as soon as practicable following the completion of the restatements and the filing of the Company’s 2005 10-K.

As expected, the Company’s cash flow in fiscal 2006 was adversely impacted by the costs associated with the restatements, the previously announced Audit Committee-led accounting investigation, which was substantially completed in late September 2006, and the restructuring of a majority of its indebtedness for borrowed money at higher rates. In fiscal 2006, the Company paid approximately $26 million in fees for attorneys, accountants and consultants for services related to the 2006 restatement process and the accounting investigation, related securities litigation and the SEC investigation of associated matters.

Portions of this release may constitute “forward-looking statements” as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in the Company’s performance is contained in the Company’s filings with the Securities and Exchange Commission. The Company makes no commitment to revise or update any forward looking statement in order to reflect events or circumstances after the date any such statement is made.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of February 4, 2007, the Company operated 1,327 stores in 22 states under the brand names Checker Auto Parts, Schuck’s Auto Supply, Kragen Auto Parts and Murray’s Discount Auto Stores.

Contact: CSK Auto Corporation
Brenda Bonn, 602-631-7483
Manager, Investor Relations